Exhibit 99.4

SECOND AMENDMENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 8, 2018. is among LAITRAM GROUP INC., a Louisiana corporation (the “Parent”), LAITRAM. L.L.C., a Louisiana limited liability company (“Laitram”), INTRALOX, L.L.C., a Louisiana limited liability company (“Intralox”), LAPEYRE PROPERTIES, L.L.C., a Louisiana limited liability company (“Lapeyre Properties”), and LAITRAM MACHINERY, INC., a Louisiana corporation (“Laitram Machinery”) (Laitram, Intralox, Lapeyre Properties and Laitram Machinery, individually and collectively the “Borrower”), the lenders party hereto (the “Lenders”) and JPMORGAN CHASE BANK N.A., as administrative agent, (the “Administrative Agent”).

RECITALS

A.    The Parent, Borrowers, Lenders, and Administrative Agent executed an Amended and Restated Credit Agreement dated as of April 25, 2017. as amended by First Amendment to Amended and Restated Credit Agreement dated as of January 16. 2018 (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein will have the meanings defined in the Credit Agreement.

B.    The Borrower desires (i) to increase the Revolving Commitments from an aggregate of $200,000,000 to an aggregate of $250,000,000 and (ii) to reinstate the right to obtain a further increase of the Revolving Commitments up to an aggregate of $50,000,000 pursuant to Section 2.09 of the Credit Agreement.

NOW, THEREFORE. in consideration of their mutual covenants and undertakings the parties agree as follows:

I. AMENDMENTS TO CREDIT AGREEMENT

1.    Section 2.01 of the Credit Agreement is hereby amended to substitute $250,000,000 for $200,000,000 as the aggregate amount of the Revolving Commitments, including the previous increase of $50,000,000 pursuant to the First Amendment to the Credit Agreement.

2.    Schedule I (Commitment Schedule) attached to this Amendment hereby replaces Schedule 1 to the Credit Agreement; the revised Revolving Commitment and Applicable Percentage of each Lender shall be the amount and percentage set forth for such Lender on Schedule 1 hereof.

3.    Section 2.09(e) of the Credit Agreement is hereby amended to substitute $300,000,000 for $200,000,000 so as to provide for an increase of the aggregate Revolving Commitments from $250,000,000 to $300,000,000 on the terms and conditions in Section 2.09(e) through (h) of the Credit Agreement.

4.    Section 2.09(g) of the Credit Agreement is hereby amended to substitute $300,000,000 for $200,000,000.

II. MISCELLANEOUS

1.    This Amendment shall be effective upon the Administrative Agent’s receipt of (i) the fully executed counterparts of this Agreement, (ii) the fully executed Acknowledgment of Guarantors by the Parent and Subsidiary Guarantors and (iii) the fully executed Certificates for each Loan Party.

2.    Inasmuch as the Applicable Percentage for each Lender is changing, the Lenders who have lesser Applicable Percentages will be deemed to have assigned the difference to the Lenders who have greater Applicable Percentages, without the necessity of complying with the assignment provisions of the Credit Agreement.

3.    Borrower shall execute a new Revolving Loan Note (the “June 2018 Note”) for each Lender in the principal amount of such Lender’s new Applicable Percentage. These notes shall supersede and replace the Revolving Loan Note to such Lender dated January 16, 2018 (the “January 2018 Note”). Each June 2018 Note shall supersede and replace the corresponding January 2018 Note, which January 2018 Note shall be null and void.

4.    Simultaneously with the full execution of this Amendment, Borrower shall pay to the Administrative Agent for the benefit of the Lenders a one-time upfront fee of $75,000 (being 0.15% of the $50 million increase in the aggregate Revolving Commitments), payable pro rata to the Lenders on the basis of their final allocated participation in such increase.

5.    This Amendment shall be governed by and construed in accordance with the internal laws (and not the conflict of laws) of the State of Louisiana, but giving effect to federal laws applicable to national banks.

6.    This Amendment may be executed in counterparts (and by different parties hereto on different counterparts) each of which shall constitute an original but all of which taken together shall constitute a single Agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused the Amendment to be duly executed as of the date first written above.

BORROWERS:	LAITRAM, L.L.C.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

INTRALOX, L.L.C.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

LAPEYRE PROPERTIES, L.L.C.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

LAITRAM MACHINERY, INC.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

PARENT:	LAITRAM GROUP, INC.

	By:	/s/ Robert D. Munch, Jr.
	Name:	Robert D. Munch, Jr.
	Title:	Authorized Representative

ADMINISTRATIVE AGENT	JPMORGAN CHASE BANK, N.A.
SWINGLINE LENDER AND LENDER:

	By:	/s/ Lynn S. Richard
	Name:	Lynn S. Richard
	Title:	Authorized Officer

LENDERS:	WELLS FARGO BANK. N.A

	By:	/s/ Kathryn G. Broussard
	Name:	Kathryn G. Broussard
	Title:	Senior Vice President

REGIONS BANK

	By:	/s/ Tim Hatfield
	Name:	Tim Hatfield
	Title:	Assistant Vice President

HANCOCK WHITNEY BANK (formerly Whitney Bank

	By:	/s/ Hartley M. Crunk
	Name:	Hartley M. Crunk
	Title:	Vice President

CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Kiel Johnson
	Name:	Kiel Johnson
	Title:	Vice President